Exhibit 10.1

March 23, 2012

BY HAND
Mr. James H. Rourke

Re:           Terms of Employment

Dear Jim:

The purpose of this letter agreement (this “Agreement”) is to set forth the terms of your continued part-time employment with Mueller Industries, Inc., a Delaware corporation (the “Company”).

1.  Effective Date.  Effective April 7, 2012, your employment with the Company will convert from a full-time to a part-time basis, and your part-time employment with the Company will continue through July 31, 2016 (the “Term”).  During the Term, you will perform such services as may be reasonably requested from time to time by the Company.

2.  Conduct During Employment. During the period from April 7, 2012 through June 30, 2012, you will be required to work ten days per calendar month and the Company will continue to provide you with use of your current office, laptop, cellular telephone and existing e-mail account.  During the period from July 1, 2012 through September 30, 2012, you will be required to work between four and six days per month.  Thereafter, you may be requested to work from time to time by the Company, During the Term, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time.

3.  Base Salary.  Your base salary will be $2,000 per month and will be payable in accordance with the Company’s regular payroll practices.

4.  Annual Bonus.  You will be eligible to receive a pro-rated discretionary annual incentive bonus based on your gross  full-time earnings during the 2012 calendar year.  Such amount will be paid at the same time annual bonuses are generally paid to other employees of the Company.  Following the 2012 calendar year, you will not be eligible to receive an annual incentive bonus.

5.  Benefits.  You acknowledge and agree that you will not be eligible to participate in health, insurance, retirement and other benefits provided to other employees of the Company, to the extent permissible under applicable law and the terms of the applicable plans, policies and arrangements.

6.  Reimbursement of Expenses.  You will be entitled to reimbursement for reasonable business expenses incurred in the performance of your duties in accordance with the Company’s normal reimbursement practices.

7.  Equity Vesting.  During the Term, options and shares of restricted stock previously granted to you pursuant to the Company’s 2002 Stock Option Plan and 2009 Stock Incentive Plan that are unvested as of the date of this Agreement will continue to vest in accordance with the terms of the applicable option agreements and restricted stock agreements.

8.  At-Will Employment.  Your employment is and will continue to be “at will,” meaning that either the Company or you may terminate your employment at any time, with or without notice and with or without cause, for any reason or for no reason.  Upon any termination of your employment for any reason, no further payments by the Company to you will be due other than accrued but unpaid base salary through the applicable date of your termination and any other accrued benefits to which you may be entitled pursuant to the terms of benefits plans in which you participate at the time of such termination.

9.  Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as may be required by law.

10.  Governing Law. This Agreement is governed by the laws of the State of Tennessee without giving effect to principles of conflicts of laws.

11.  Entire Agreement.  This Agreement forms the complete and exclusive statement of your employment with the Company and the compensation payable to you.  It supersedes any other representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an authorized officer of the Company.

If you agree with the terms and conditions of your continued employment as set forth herein, please sign the enclosed copy of this letter in the space indicated and return it to the Company.  Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

Sincerely,

Mueller Industries, Inc.

/s/ Gregory L. Christopher
By:  Gregory L. Christopher
Title: Chief Executive Officer

Acknowledged and Agreed as of this 23rd day of March 2012:

Signature: /s/ James H. Rourke
                  James H. Rourke